EXHIBIT 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

FOR IMMEDIATE RELEASE
Nov. 26, 2013
Media contact: Chase Kelley, (812) 491-4128 or kckelley@vectren.com

Vectren files plan to spend $650M on infrastructure improvements in Indiana-North natural gas system through 2020

Indianapolis, Ind. - This week, Vectren Energy Delivery of Indiana - North (Vectren) - in a filing made with the Indiana Utility Regulatory Commission (IURC) - outlined the robust gas infrastructure improvement strategy the company will undertake over the next seven years to comply with federal pipeline safety rules and to ensure the company’s 570,000 gas customers in central and southeastern Indiana continue to receive safe, reliable gas service for decades to come.

The gas system improvements will result in upgrading portions of Vectren’s 13,000-mile network of distribution mains and transmission pipelines that serve 48 counties in Indiana. The work will primarily consist of replacing 800 miles of bare steel and cast iron distribution mains with new mains, most of which will be plastic, as well as inspecting and upgrading Vectren’s transmission pipelines. These plans include acceleration of its pipeline replacement program and bolstering its transmission line integrity management work. Together, these efforts will call for an estimated $650 million in investments.

“Each year, we consistently invest in our gas infrastructure to ensure we maintain a safe, reliable system,” said Carl Chapman, Vectren’s chairman, president and CEO. “Over the next decade, this labor-intensive work will increase as federal regulations raise safety standards even higher ensuring the Hoosier state’s gas industry continues its excellent safety track record.”

The filed plan, along with other expected capital expenditures, will have significant benefits for the economy according to a study conducted by the Indiana Business Research Center at Indiana University’s Kelley School of Business, including:

•	generating about $5 million annually in increased state and local government revenue effects through 2020;

•	supporting approximately 1,400 jobs annually; and

•	resulting in an economic ripple effect that will lead to an additional $80 million in spending annually over the seven-year period, including a statewide impact outside Vectren’s service territory.

Vectren filed this seven-year gas system modernization plan with the IURC, which seeks to recover $650 million of the planned capital expenditures through 2020. Under Senate Enrolled Act 560 and Senate Enrolled Act 251, which focuses on federally-mandated infrastructure needs, Indiana utilities are encouraged to submit their forward-looking capital investment plans to the IURC for review and cost recovery as provided for by this legislation. The IURC will have review, oversight and approval authority in this process.

For an overview of the seven-year gas system modernization plan outlining the infrastructure upgrades, visit www.vectren.com/modernization.

If the plan is approved as filed, gas bills will not be adjusted for these expenditures until 2015 - a year following the plan’s expected approval - and those adjustments will continue with modest increases in subsequent years as the improvement projects are completed. In year one, 2015, the typical residential customer would see an average increase of about $1 per month. In 2013, the average residential customer will likely pay about $750 for gas service. Even with the expected bill impacts needed for the gas modernization plan, due to considerably lower natural gas commodity costs, bills should remain substantially lower than they were during the late 2000s. For example, in 2008, the average annual residential gas bill totaled $1,125. See chart.

“While these infrastructure enhancements are vital to meeting federal requirements and ensuring the safety of our system, affordability of our gas service remains top of mind,” added Chapman. “Natural gas bills sit at decade-lows thanks to low, stable natural gas prices. As these investments continue, we will always strive for a safe and reliable system with a focus on customers’ bills.”

Pipeline replacement work is ongoing in 49 cities that have bare steel and cast iron mains in the company’s Vectren-North service territory. These include Albany, Alexandria, Anderson, Bedford, Bloomington, Brownsburg, Cambridge City, Clarksville, Columbus, Crawfordsville, Dana, Danville, Dublin, Eaton, Elwood, Fairmount, Fortville, Frankfort, Gas City, Gaston, Greenfield, Greensburg, Hagerstown, Hartford City, Huntington, Jeffersonville, Jonesboro, Knightstown, Lafayette, Lebanon , Madison, Marion, Martinsville, Milton, Muncie, New Albany, New Castle, Noblesville, Pendleton, Richmond, Rockville, Rushville, Seymour, Shelbyville, Shideler, Terre Haute, Tipton, West Lafayette and Zionsville.

Since 2008, more than 200 miles of gas mains have been replaced, which has led to a 20 percent reduction in leak calls and a reduction in natural gas emissions from our distribution system.

In addition to pipeline testing, maintenance and replacement, other portions of the infrastructure investments include:

•
expanding gas delivery infrastructure to rural areas to promote economic and/or rural development and energy affordability. This includes expanding gas infrastructure to rural areas served by propane, which costs the average home owner about $1,000 more per year for home heating when compared to natural gas, and supporting economic development growth along the new I-69 corridor;

•	replacing vintage plastic main installed in the 1960s with today’s more durable standard of plastic; and

•	removing gas lines that are attached beneath bridge crossings and relocating those lines to underground locations.

Vectren Energy Delivery of Indiana-North serves 570,000 gas customers in all or a portion of Adams, Allen, Bartholomew, Blackford, Boone, Clark, Clay, Clinton, Decatur, Delaware, Fayette, Floyd, Fountain, Grant, Greene, Hamilton, Hancock, Hendricks, Henry, Huntington, Jackson, Jay, Jefferson, Johnson, Lawrence, Madison, Marion, Martin, Miami, Monroe, Montgomery, Morgan, Orange, Owen, Parke, Putnam, Randolph, Rush, Shelby, Tippecanoe, Tipton, Vermillion, Vigo, Wabash, Warren, Wayne, Wells and White counties.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services and coal mining. To learn more about Vectren, visit www.vectren.com.

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